EXHIBIT 4(c)

FIRSTBANK CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

SECTION 1

Purpose of Plan

        The purpose of the Firstbank Corporation Employee Stock Purchase Plan (the "Plan") is to encourage and assist directors and employees of the Company and the Company's subsidiaries who wish to purchase shares of the Company's Common Stock. The Plan provides participating directors and employees with a convenient method of purchasing shares of the Company's Common Stock through regular deductions from payroll, retainers or fees, as applicable.

SECTION 2

Definitions

        The following words have the following meanings unless a different meaning is plainly required by the context:

2.1	"Board" means the Board of Directors of the Company.

2.2	"Company" means Firstbank Corporation, a Michigan corporation, and its successors and assigns.

2.3	"Dividend Reinvestment Plan" means the Firstbank Corporation Dividend Reinvestment Plan.

2.4	"Election Form" means a notice (in a form approved by the Company) that an Eligible Person must complete to participate in the Plan and authorize deductions from payroll, retainers or fees, as applicable, to be made on the Eligible Person's behalf under the Plan.

2.5	"Election Period" means (i) the period between November 15 to December 15 of each year; or (ii) the period between May 15 to June 15 of each year, during which Eligible Persons may elect to participate in the Plan.

2.6	"Eligible Persons" means all members of the Board, all members of the Board of Directors of any of the Company's subsidiaries, and all active full-time and part-time employees of the Company and its subsidiaries who are over the age of 18 and residents of Michigan.

2.7	"Normal Compensation" means salary or wages for a standard pay period.

2.8	"Officers" means the officers of the Company as appointed annually by the Board.

2.9	"Participant" means an Eligible Person who has elected to participate in the Plan.

2.10	"Purchase Account" means an account to which a Participant's deductions from payroll, retainers or fees are credited.

2.11	"Stock" means the Company's Common Stock.

2.12	"Stock Purchase Date" means the "Investment Date" as defined in the Dividend Reinvestment Plan.

SECTION 3

Stock Subject to the Plan

        3.1        Number of Shares of Stock. Subject to adjustment as provided in Section 3.2, the total number of shares of Stock that may be purchased under the Plan is Fifty Thousand (50,000) shares. Such shares shall be authorized and may be either unissued or treasury shares.

        3.2        Adjustments. In the event of a stock dividend, stock split, recapitalization, merger, reorganization, consolidation, combination or exchange of shares of Stock during the term of the Plan, the number of shares of Stock reserved and authorized to be issued under the Plan shall be adjusted proportionately, and such other adjustments shall be made as may be considered necessary or equitable by the Officers or the Board. In the event of any other change affecting the Stock, such adjustments shall be made as may be considered equitable by the Officers or the Board to give proper effect to such event.

SECTION 4

Participation

        Participation under the Plan shall be open to all Eligible Persons and shall be entirely voluntary. Any Eligible Person during an Election Period may become a Participant by completing and forwarding an Election Form to the Company. Any Election Form received before or after an Election Period shall be ineffective. For employee-Participants, the Election Form will direct a regular payroll deduction from the employee-Participant's Normal Compensation. For director-Participants, the Election Form will direct deductions from the director-Participant's retainers and fees.

        Authorized deductions will begin on the first payroll date or the first retainer or fee payment date, as applicable, to occur on or after January 1 or July 1 immediately following the Election Period in which an Eligible Person properly executes and returns an Election Form to the Company. An Eligible Person who elects to participate in the Plan shall be automatically enrolled in the Dividend Reinvestment Plan.

SECTION 5

Purchase Accounts and Compensation Deductions

        5.1        Purchase Account. The Company and its subsidiaries will maintain a Purchase Account for each Participant. Payments made by Participants through deductions from payroll, retainers or fees, as applicable, shall be credited to each Participant's Purchase Account. No amounts other than deductions authorized under the Plan may be credited to a Participant's Purchase Account.

        5.2        Limits on Compensation Deductions. The minimum amount an employee-Participant may deduct from his or her Normal Compensation each standard pay period is $5. The maximum amount an employee-Participant may deduct is 10% of the employee's Normal Compensation for each standard pay period. A director-Participant may deduct up to 100% of the director-Participant's retainers and fees. Participants are not subject to the minimum and maximum voluntary investment amount restrictions under the Dividend Reinvestment Plan.

        5.3        Changes in Compensation Deductions. Deductions shall be made for each Participant in accordance with the Election Form and shall continue until the Participant's participation terminates, the Participant files a new Election Form or the Plan terminates. A Participant may, during any Election Period following the Participant's enrollment in the Plan, increase or decrease the Participant's deduction within the limits specified in Section 5.2 above by filing a new Election Form. The Company or an applicable subsidiary shall deduct the modified amount from the Participant's payroll, retainers or fees beginning with the first payroll date or the first retainer and fee payment date, as applicable, to occur on or after January 1 or July 1, immediately following the Election Period in which the request to modify is properly received.

SECTION 6

Purchase of Stock, No Fees

        6.1        Purchase of Stock. Not less than two business days prior to each Stock Purchase Date, the Officers shall transfer and pay over the funds accumulated in each Purchase Account to the administrator of the Dividend Reinvestment Plan, who shall purchase shares of Stock either from the Company or in the open market on behalf of the Participants according to the terms of the Dividend Reinvestment Plan. The purchase price for each share of Stock purchased from the Company shall be the high bid quotation for the Stock as reported by the NASDAQ Bulletin Board on the Stock Purchase Date. The purchase price for each share of Stock purchased in the open market shall be the open market purchase price paid by the administrator for such shares. There shall be no discount for shares of Stock purchased under the Plan. The number of shares purchased for each Participant will depend on the amount of the funds accumulated in the Participant's Purchase Account and the purchase price of Stock purchased. Following transfer of any amounts held in a Purchase Account to a Participant's account maintained under the Dividend Reinvestment Plan, the terms and conditions of the Dividend Reinvestment Plan shall apply.

        6.2        No Fees. There are no brokerage fees or service charges to Participants in connection with purchases of Stock under the Plan. All costs of administration of the Plan are paid by the Company. If a Participant sells the Participant's shares on the Participant's withdrawal from the Dividend Reinvestment Plan, the Participant may be required to pay a brokerage commission, a service charge and any transfer tax, as provided in that plan.

SECTION 7

Termination of Participation, Withdrawal of Funds

        A Participant may elect at any time to terminate his or her participation in the Plan on written notice given to the Company. Funds accumulated in the Participant's Purchase Account at the time of termination will be used to purchase shares of Stock on the next Stock Purchase Date. To withdraw as of the last day of any pay period for payroll, retainers or fees, the notice must be received at least 15 calendar days prior to the applicable payment date for that pay period, or by such other time as the Company may from time to time determine. Upon any termination by a Participant, the Participant shall cease to be a Participant and his or her Election Form shall be revoked insofar as subsequent compensation deductions are concerned. An Eligible Person who has terminated participation in the Plan may begin participation in the Plan again only during subsequent Election Periods.

SECTION 8

Rights on Retirement, Death or Termination of Employment

        In the event of a Participant's retirement, death or termination of employment for any reason, the Participant or his or her legal representative shall be considered to have terminated his or her participation in the Plan in the manner provided in Section 7 and shall receive shares of Stock on the next Stock Purchase Date in the same manner and at the same time as if the Participant had withdrawn from the Plan by giving notice of withdrawal effective as of the date of retirement, death or as of the date on which the Participant's employment terminates.

SECTION 9

General Provisions

        9.1        Rights Not Transferable. No right or interest of any Participant under the Plan or in the Participant's Purchase Account shall be assignable or transferable in full or in part, except by will, by the laws of descent or distribution or by other operation of law.

        9.2        Amendment of the Plan. The Board may at any time, and from time to time, amend the Plan in any respect.

        9.3        Termination of the Plan. The Company may, by action of the Board, terminate the Plan at any time. Notice of termination shall be given to all Participants but any failure to give notice shall not impair the termination. Upon termination of the Plan, all amounts in Purchase Accounts of Participants shall be refunded as soon as practicable, but no more than 45 days after such termination, to the Participants.

        9.4        Administration. The Plan shall be administered by the Officers. The Officers are appointed annually by the Board and serve at the pleasure of the Board. The Officers may establish from time to time such regulations, provisions and procedures, consistent with the terms of the Plan, as in the opinion of the Officers may be advisable in the administration of the Plan.